Exhibit 99.1

Mercury General Corporation Announces Fourth Quarter and Fiscal 2022 Results and Declares Quarterly Dividend

LOS ANGELES, Feb. 14, 2023 /PRNewswire/ -- Mercury General Corporation (NYSE: MCY) reported today the fourth quarter and fiscal 2022 results:

Consolidated Highlights

	Three Months Ended December 31,		Change		Twelve Months Ended December 31,		Change
	2022	2021	$	%	2022	2021	$	%
(000's except per-share amounts and ratios)
Net premiums earned	$ 1,005,482	$ 958,266	$ 47,216	4.9%	$ 3,952,482	$ 3,741,948	$ 210,534	5.6%
Net premiums written (1) (2)	$ 915,750	$ 932,678	$ (16,928)	(1.8) %	$ 3,978,017	$ 3,855,369	$ 122,648	3.2%

Net realized investment gains (losses), net of tax (3)	$ 73,595	$ 43,217	$ 30,378	70.3%	$ (385,583)	$ 88,210	$ (473,793)	(537.1) %
Net (loss) income	$ (6,770)	$ 30,473	$ (37,243)	(122.2) %	$ (512,672)	$ 247,937	$ (760,609)	(306.8) %
Net (loss) income per diluted share (4)	$ (0.12)	$ 0.55	$ (0.67)	(121.8) %	$ (9.26)	$ 4.48	$ (13.74)	(306.7) %

Operating (loss) income (1)	$ (80,365)	$ (12,744)	$ (67,621)	NM	$ (127,089)	$ 159,727	$ (286,816)	(179.6) %
Operating (loss) income per diluted share (1)	$ (1.45)	$ (0.23)	$ (1.22)	NM	$ (2.30)	$ 2.88	$ (5.18)	(179.9) %
Catastrophe losses net of reinsurance (5)	$ 40,000	$ 19,000	$ 21,000	110.5%	$ 102,000	$ 104,000	$ (2,000)	(1.9) %
Combined ratio (6)	115.8%	105.4%	—	10.4 pts	108.7%	98.3%	—	10.4 pts

NM = Not Meaningful

(1)

These measures are not based on U.S. generally accepted accounting principles ("GAAP"), are defined in "Information Regarding GAAP and Non-GAAP Measures" and are reconciled to the most directly comparable GAAP measures in "Supplemental Schedules."

(2)

During 2022, the Company discontinued offering twelve-month private passenger automobile policies on new and renewal businesses in most states where it operates, including California, which contributed to the decrease in net premiums written for the three months ended December 31, 2022 compared to the same period in 2021. At December 31, 2022, the Company's twelve-month private passenger automobile policies represented approximately 21% of its total private passenger automobile policies in force.

(3)

Net realized investment gains (losses) before tax were $93 million and $55 million for the three months ended December 31, 2022 and 2021, respectively, and $(488) million and $112 million for the twelve months ended December 31, 2022 and 2021, respectively. The changes in fair value of the Company's investments are recorded as part of net realized investment gains or losses in its consolidated statements of operations due to the adoption of the fair value option for its investments as permitted under GAAP.

(4)	Any incremental shares are excluded from the net loss per diluted share calculation as their effect would be anti-dilutive, in accordance with GAAP.
(5)

Catastrophe losses due to the events that occurred during the three and twelve months ended December 31, 2022 totaled approximately $43 million and $101 million, respectively, with no reinsurance benefits used for these losses. In addition, the Company experienced favorable development of approximately $3 million and unfavorable development of approximately $1 million on prior years' catastrophe losses for the three and twelve months ended December 31, 2022, respectively. The majority of 2022 catastrophe losses resulted from the deep freeze of Winter Storm Elliott and other extreme weather events in Texas, Oklahoma and Georgia, winter storms in California, and the impact of Hurricane Ian in Florida. Catastrophe losses due to the events that occurred during the three and twelve months ended December 31, 2021 totaled approximately $18 million and $109 million, respectively, with no reinsurance benefits used for these losses. In addition, the Company experienced unfavorable development of approximately $1 million and favorable development of approximately $5 million on prior years' catastrophe losses for the three and twelve months ended December 31, 2021. The majority of 2021 catastrophe losses resulted from the deep freeze of Winter Storm Uri and other extreme weather events in Texas and Oklahoma, rainstorms, wildfires and winter storms in California, and the impact of Hurricane Ida in New Jersey and New York.

(6)

The Company experienced favorable development of approximately $3 million and $2 million on prior accident years' loss and loss adjustment expense reserves for the three months ended December 31, 2022 and 2021, respectively, and unfavorable development of approximately $47 million and favorable development of approximately $26 million on prior accident years' loss and loss adjustment expense reserves for the twelve months ended December 31, 2022 and 2021, respectively. Inflationary trends have accelerated to their highest level in decades in 2022, which has had a significant impact on the cost of automobile parts and labor as well as medical expenses for bodily injuries, and supply chain and labor shortage issues have lengthened the time to repair vehicles. Bodily injury costs were also under pressure from social inflation. These factors have increased losses and loss adjustment expenses for the insured events of the current accident year for 2022 compared to 2021, and have led to adverse development on prior accident years' loss and loss adjustment expense reserves for 2022 as those factors affected the loss estimates recorded at December 31, 2021. The Company has filed for rate increases in many states and is taking various non-rate actions to improve profitability.  The year-to-date favorable development in 2021 was primarily attributable to lower than estimated losses and loss adjustment expenses in the homeowners and private passenger automobile lines of insurance business.

Investment Results

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
(000's except average annual yield)
Average invested assets at cost (1)	$ 4,934,646	$ 4,799,548	$ 4,902,755	$ 4,681,462
Net investment income (2)
Before income taxes	$ 49,887	$ 34,161	$ 168,356	$ 129,727
After income taxes	$ 43,113	$ 30,048	$ 146,204	$ 115,216
Average annual yield on investments - after income taxes (2)	3.5%	2.5%	3.0%	2.5%

(1)

Fixed maturities and short-term bonds at amortized cost; equities and other short-term investments at cost. Average invested assets at cost are based on the monthly amortized cost of the invested assets for each period.

(2)

The higher net investment income before and after income taxes for the three and twelve months ended December 31, 2022 compared to the corresponding periods in 2021 resulted largely from higher average yield combined with higher average invested assets. Average annual yield on investments after income taxes for the three and twelve months ended December 31, 2022 increased compared to the corresponding periods in 2021, primarily due to the maturity and replacement of lower yielding investments purchased when market interest rates were lower with higher yielding investments, as a result of increasing market interest rates, as well as higher yields on investments based on floating interest rates.

On January 31, 2023, the California Department of Insurance approved a 6.9% rate increase on the private passenger automobile line of insurance business of Mercury Insurance Company ("MIC") and California Automobile Insurance Company ("CAIC"), insurance subsidiaries of the Company. MIC's and CAIC's private passenger automobile line of insurance business represented approximately 51% and 5%, respectively, of the Company's total net premiums earned in 2022. The Company plans to implement these rate increases in March 2023. In addition, the Company plans to file for another 6.9% rate increase with the California DOI in March 2023 on each of MIC's and CAIC's California private passenger automobile line of insurance business.

In January 2023, California was inundated with a series of atmospheric river rainstorms. The Company estimates the catastrophe losses from these storms will be approximately $35 million, which will be recorded as losses for the first quarter of 2023.

The Board of Directors declared a quarterly dividend of $0.3175 per share. The dividend will be paid on March 29, 2023 to shareholders of record on March 15, 2023.

Mercury General Corporation and its subsidiaries are a multiple line insurance organization offering predominantly personal automobile and homeowners insurance through a network of independent producers and direct-to-consumer sales in many states. For more information, visit the Company's website at www.mercuryinsurance.com.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. Certain statements contained in this report are forward-looking statements based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the Company) and are subject to change based upon various factors, including but not limited to the following risks and uncertainties: changes in the demand for the Company's insurance products, inflation and general economic conditions, including general market risks associated with the Company's investment portfolio; the accuracy and adequacy of the Company's pricing methodologies; catastrophes in the markets served by the Company; uncertainties related to estimates, assumptions and projections generally; the possibility that actual loss experience may vary adversely from the actuarial estimates made to determine the Company's loss reserves in general; the Company's ability to obtain and the timing of the approval of premium rate changes for insurance policies issued in states where the Company operates; legislation adverse to the automobile insurance industry or business generally that may be enacted in the states where the Company operates; the Company's success in managing its business in non-California states; the presence of competitors with greater financial resources and the impact of competitive pricing and marketing efforts; the Company's ability to successfully manage its claims organization outside of California; the Company's ability to successfully allocate the resources used in the states with reduced or exited operations to its operations in other states; changes in driving patterns and loss trends; acts of war and terrorist activities; pandemics, epidemics, widespread health emergencies, or outbreaks of infectious diseases; court decisions and trends in litigation and health care and auto repair costs; and legal, cyber security, regulatory and litigation risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. For a more detailed discussion of some of the foregoing risks and uncertainties, see the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission.

MERCURY GENERAL CORPORATION AND SUBSIDIARIES SUMMARY OF OPERATING RESULTS (000's except per-share amounts and ratios) (unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Revenues:
Net premium earned	$ 1,005,482	$ 958,266	$ 3,952,482	$ 3,741,948
Net investment income	49,887	34,161	168,356	129,727
Net realized investment gains (losses)	93,158	54,705	(488,080)	111,658
Other	3,166	2,141	10,308	10,024
Total revenues	$ 1,151,693	$ 1,049,273	$ 3,643,066	$ 3,993,357
Expenses:
Losses and loss adjustment expenses	926,045	778,637	3,362,219	2,760,155
Policy acquisition costs	167,168	164,829	654,612	633,385
Other operating expenses	71,413	66,674	279,718	283,397
Interest	4,409	4,268	17,232	17,113
Total expenses	$ 1,169,035	$ 1,014,408	$ 4,313,781	$ 3,694,050

(Loss) income before income taxes	(17,342)	34,865	(670,715)	299,307
Income tax (benefit) expense	(10,572)	4,392	(158,043)	51,370
Net (loss) income	$ (6,770)	$ 30,473	$ (512,672)	$ 247,937

Basic average shares outstanding	55,371	55,371	55,371	55,368
Diluted average shares outstanding	55,371	55,374	55,371	55,374

Basic Per Share Data
Net (loss) income	$ (0.12)	$ 0.55	$ (9.26)	$ 4.48
Net realized investment gains (losses), net of tax	$ 1.33	$ 0.78	$ (6.96)	$ 1.59

Diluted Per Share Data
Net (loss) income	$ (0.12)	$ 0.55	$ (9.26)	$ 4.48
Net realized investment gains (losses), net of tax	$ 1.33	$ 0.78	$ (6.96)	$ 1.59

Operating Ratios-GAAP Basis
Loss ratio	92.1%	81.3%	85.1%	73.8%
Expense ratio	23.7%	24.2%	23.6%	24.5%
Combined ratio (a)	115.8%	105.4%	108.7%	98.3%

(a)	Combined ratio for the three months ended December 31, 2021 does not sum due to rounding.

MERCURY GENERAL CORPORATION AND SUBSIDIARIES CONDENSED BALANCE SHEETS AND OTHER INFORMATION (000's except per-share amounts and ratios)

	December 31, 2022	December 31, 2021
	(unaudited)
ASSETS
Investments, at fair value:
Fixed maturity securities (amortized cost $4,226,790; $3,909,780)	$ 4,088,311	$ 4,031,523
Equity securities (cost $668,843; $$754,536)	699,552	970,939
Short-term investments (cost $123,928; $141,206)	122,937	140,127
Total investments	4,910,800	5,142,589
Cash	289,776	335,557
Receivables:
Premiums	571,910	621,740
Allowance for credit losses on premiums receivable	(5,800)	(6,000)
Premiums receivable, net of allowance for credit losses	566,110	615,740
Accrued investment income	52,474	43,299
Other	11,358	7,600
Total receivables	629,942	666,639
Reinsurance recoverables	25,895	45,000
Deferred policy acquisition costs	266,475	258,259
Fixed assets, net	171,442	191,332
Operating lease right-of-use assets	20,183	31,967
Current income taxes	55,136	20,108
Deferred income taxes	42,903	—
Goodwill	42,796	42,796
Other intangible assets, net	9,212	10,255
Other assets	49,628	27,970
Total assets	$ 6,514,188	$ 6,772,472

LIABILITIES AND SHAREHOLDERS' EQUITY
Loss and loss adjustment expense reserves	$ 2,584,910	$ 2,226,430
Unearned premiums	1,545,639	1,519,799
Notes payable	398,330	372,931
Accounts payable and accrued expenses	151,686	169,125
Operating lease liabilities	21,924	34,577
Deferred income taxes	—	53,569
Other liabilities	289,568	255,760
Shareholders' equity	1,522,131	2,140,281
Total liabilities and shareholders' equity	$ 6,514,188	$ 6,772,472

OTHER INFORMATION
Common stock shares outstanding	55,371	55,371
Book value per share	$27.49	$38.65
Statutory surplus (a)	$1.50 billion	$1.83 billion
Net premiums written to surplus ratio (a)	2.65	2.11
Debt to total capital ratio (b)	20.8%	14.9%
Portfolio duration (including all short-term instruments) (a)(c)	3.5 years	3.4 years
Policies-in-force (company-wide "PIF") (a)
Personal Auto PIF	1,101	1,122
Homeowners PIF	736	705
Commercial Auto PIF	39	39

(a)	Unaudited.
(b)	Debt to Debt plus Shareholders' Equity (Debt at face value).
(c)	Modified duration reflecting anticipated early calls.

SUPPLEMENTAL SCHEDULES
(000's except per-share amounts and ratios) (unaudited)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021

Reconciliations of Comparable GAAP Measures to Operating Measures (a)

Net premiums earned	$ 1,005,482	$ 958,266	$ 3,952,482	$ 3,741,948
Change in net unearned premiums	(89,732)	(25,588)	25,535	113,421
Net premiums written	$ 915,750	$ 932,678	$ 3,978,017	$ 3,855,369

Incurred losses and loss adjustment expenses	$ 926,045	$ 778,637	$ 3,362,219	$ 2,760,155
Change in net loss and loss adjustment expense reserves	(151,268)	(94,360)	(374,536)	(248,208)
Paid losses and loss adjustment expenses	$ 774,777	$ 684,277	$ 2,987,683	$ 2,511,947

Net (loss) income	$ (6,770)	$ 30,473	$ (512,672)	$ 247,937
Less: Net realized investment gains (losses)	93,158	54,705	(488,080)	111,658
Tax on net realized investment gains (losses) (b)	19,563	11,488	(102,497)	23,448
Net realized investment gains (losses), net of tax	73,595	43,217	(385,583)	88,210
Operating (loss) income	$ (80,365)	$ (12,744)	$ (127,089)	$ 159,727

Per diluted share:
Net (loss) income	$ (0.12)	$ 0.55	$ (9.26)	$ 4.48
Less: Net realized investment gains (losses), net of tax	1.33	0.78	(6.96)	1.59
Operating (loss) income (c)	$ (1.45)	$ (0.23)	$ (2.30)	$ 2.88

Combined ratio			108.7%	98.3%
Effect of estimated prior periods' loss development			(1.2) %	0.7%
Combined ratio-accident period basis			107.5%	99.0%

(a)	See "Information Regarding GAAP and Non-GAAP Measures" on page 7.
(b)	Based on federal statutory rate of 21%.
(c)	Operating income per diluted share for the twelve months ended December 31, 2021 does not sum due to rounding.

Information Regarding GAAP and Non-GAAP Measures

The Company has presented information within this document containing operating measures which in management's opinion provide investors with useful, industry specific information to help them evaluate, and perform meaningful comparisons of, the Company's performance, but that may not be presented in accordance with GAAP. These measures are not intended to replace, and should be read in conjunction with, the GAAP financial results.

Net income is the GAAP measure that is most directly comparable to operating income. Operating income is net income excluding realized investment gains and losses, net of tax. Operating income is used by management along with the other components of net income to assess the Company's performance. Management uses operating income as an important measure to evaluate the results of the Company's insurance business. Management believes that operating income provides investors with a valuable measure of the Company's ongoing performance as it reveals trends in the Company's insurance business that may be obscured by the effect of net realized investment gains and losses. Realized investment gains and losses may vary significantly between periods and are generally driven by external economic developments such as capital market conditions. Accordingly, operating income highlights the results from ongoing operations and the underlying profitability of the Company's core insurance business. Operating income, which is provided as supplemental information and should not be considered as a substitute for net income, does not reflect the overall profitability of the Company's business. It should be read in conjunction with the GAAP financial results. See "Supplemental Schedules" above for a reconciliation of net income to operating income.

Net premiums earned, the most directly comparable GAAP measure to net premiums written, represents the portion of premiums written that is recognized as revenue in the financial statements for the periods presented and earned on a pro-rata basis over the term of the policies. Net premiums written is a statutory financial measure which represents the premiums charged on policies issued during a fiscal period less any applicable reinsurance. Net premiums written is designed to determine production levels and is meant as supplemental information and not intended to replace net premiums earned. Such information should be read in conjunction with the GAAP financial results. See "Supplemental Schedules" above for a reconciliation of net premiums earned to net premiums written.

Incurred losses and loss adjustment expenses is the most directly comparable GAAP measure to paid losses and loss adjustment expenses. Paid losses and loss adjustment expenses excludes the effects of changes in the loss reserve accounts. Paid losses and loss adjustment expenses is provided as supplemental information and is not intended to replace incurred losses and loss adjustment expenses. It should be read in conjunction with the GAAP financial results. See "Supplemental Schedules" above for a reconciliation of incurred losses and loss adjustment expenses to paid losses and loss adjustment expenses.

Combined ratio is the most directly comparable measure to combined ratio-accident period basis. Combined ratio-accident period basis is computed as the difference between two GAAP operating ratios: the combined ratio and prior accident periods' loss development ratio. Management believes that combined ratio-accident period basis is useful to investors and it is used to reveal the trends in the Company's results of operations that may be obscured by development on prior accident periods' loss reserves. Combined ratio-accident period basis is meant as supplemental information and is not intended to replace the GAAP combined ratio. It should be read in conjunction with the GAAP financial results. See "Supplemental Schedules" above for a reconciliation of GAAP combined ratio to combined ratio-accident period basis.

FOR MORE INFORMATION, CONTACT: Theodore Stalick, SVP/CFO, (323) 937-1060, www.mercuryinsurance.com